Exhibit 99.1

Trinity Capital Inc. Reports Second Quarter 2021 Financial Results

PHOENIX, (August 5, 2021 /PRNewswire/) -- Trinity Capital Inc. (Nasdaq: TRIN) (“Trinity Capital” or the “Company”), a leading specialty lending company that provides debt, including loans and equipment financing, to growth stage companies backed by technology banks, venture capital and private equity firms, today announced its financial results for the quarter ended June 30, 2021.

Second Quarter 2021 Highlights

●	Total investment income of $19.5 million, an increase of 40.7% year-over-year
●	Net investment income (“NII”) of $10.1 million, or $0.38 per share, an increase of 49.1% year-over-year
●	Aggregate debt and equity investment commitments of $126.5 million
●	Total gross investments funded of $122.4 million, comprised of $77.1 million across seven new portfolio companies and $45.3 million across 10 existing portfolio companies
●	Unscheduled early principal repayments of $51.1 million
●	Investment portfolio of $597.7 million at fair value, an increase of 11.6% from Q1 2021
●	Net asset value (“NAV”) per share increased to $14.33 from $13.69 on March 31, 2021
●	Declared a dividend distribution of $0.29 per share for the second quarter

Year-to-Date 2021 Highlights

●	Total investment income of $36.8 million, an increase of 41.0% year-over-year
●	Net investment income of $17.3 million, or $0.69 per share, an increase of 39.0% year-over-year
●	Total gross investments funded of $209.5 million, an increase of 105.0% year-over-year

Steven Brown, Chairman and Chief Executive Officer of Trinity Capital, commented, “Trinity Capital achieved strong Q2 2021 financial results and continued to execute on its strategy to expand its venture lending and equipment financing platform. In particular, we set a new record with total commitments of $126.5 million and fundings of $122.4 million, which led to our fifth consecutive quarter of net portfolio growth since becoming a BDC as we approached an investment portfolio of $600 million at fair value. Our operating performance generated GAAP NII of $0.38 per share, which covered our dividend by 131%. This performance is a testament to the notable strong contributions from the five new investment professionals that have joined Trinity since the beginning of 2020.”

Brown continued, “Looking forward, I am very encouraged by the overall health and resiliency in the venture capital industry. As fundraising activity remains strong through the first half of 2021, we expect to continue to see a strong pipeline of emerging growth companies that meet our disciplined sourcing criteria. With total liquidity exceeding $107 million, we remain well-positioned from a financial position to deploy capital, grow our investment portfolio and effectively increase our leverage.”

Second Quarter 2021 Operating Results

For the three months ended June 30, 2021, total investment income was $19.5 million compared to $13.8 million for the quarter ended June 30, 2020. This represents an effective yield on the average debt investments at costs of 15.9% and 14.6% for the periods ended June 30, 2021 and 2020, respectively. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments and other one-time events and may fluctuate quarter-to-quarter depending on the amount of prepayment activity.

Total expenses, excluding interest expense, for the second quarter of 2021 were $5.0 million compared to $2.8 million during the second quarter of 2020. The increase was primarily attributable to increased employee headcount, higher variable compensation and higher D&O insurance costs as a new public company. Interest expense for the second quarter of 2021 was $4.4 million compared to $4.3 million during the second quarter of 2020.

Net investment income was approximately $10.1 million, or $0.38 per share for the second quarter of 2021, compared to $6.8 million or $0.37 per share for the second quarter of 2020. Net investment income per share during the second quarter of 2021 reflects Trinity's larger weighted average share count for the quarter as a result of approximately 8.0 million shares issued in connection with its initial public offering.

Second quarter 2021 realized net gains on investments were approximately $2.0 million, compared to a net realized loss of $2.0 million during the second quarter of 2020.

Net unrealized appreciation was $12.6 million during the second quarter of 2021, compared to net unrealized appreciation of $2.1 million during the second quarter of 2020.

Second quarter 2021 net increase in net assets resulting from operations was $24.7 million, or $0.93 per share. This compares to a net increase in net assets resulting from operations of $6.9 million or $0.38 per share for the second quarter of 2020.

Net Asset Value

As of June 30, 2021, NAV per share increased to $14.33, compared to $13.69 at March 31, 2021. The improvement in NAV was primarily driven by the increase in net investment income, net realized gains and unrealized appreciation on its investment portfolio. Total net assets at the end of the second quarter of 2021 were $379.7 million, compared to $361.6 million at the end of Q1 2021.

Portfolio and Investment Activity

As of June 30, 2021, Trinity Capital’s investment portfolio had an aggregate fair value of approximately $597.7 million and was comprised of approximately $397.5 million in secured loans, $120.9 million in equipment financings, $79.3 million in equity and equity-related investments, including warrants across 60 portfolio companies.

During the second quarter, the Company originated $126.5 million of total new commitments. Second quarter investments funded totaled approximately $122.4 million, which was comprised of $77.1 million of investments in seven new portfolio companies and approximately $45.3 million of investments in 10 existing portfolio companies.  The Company continues to shift its portfolio to floating rate loans with approximately 49.3% of its debt portfolio at floating rates on June 30, 2021, compared to 32.1% in Q1 2021.

Proceeds received from repayments of the Company's investments during the second quarter totaled approximately $79.9 million, which included $51.1 million from early debt repayments. The portfolio increased by $49.3 million or approximately 9.4% on a cost basis, and by $62.0 million or approximately 11.6% at fair value as compared to March 31, 2021.

As of the end of the second quarter, loans to two portfolio companies were on non-accrual status with a total fair value of approximately $0.9 million, or just 18 basis points of the Company’s debt investment portfolio.

The following table shows the distribution of the Company’s loan and equipment financing investments on the 1 to 5 investment risk rating scale at fair value as of June 30, 2021 (dollars in thousands):

		June 30, 2021		December 31, 2020
Investment Risk Rating		Investments at	Percentage of	Investments at	Percentage of
Scale Range	Designation	Fair Value	Total Portfolio	Fair Value	Total Portfolio
4.0 - 5.0	Very Strong Performance	$83,915	16.2%	$92,519	20.9%
3.0 - 3.9	Strong Performance	206,852	39.9%	212,969	48.0%
2.0 - 2.9	Performing	197,503	38.1%	116,895	26.4%
1.6 - 1.9	Watch	29,820	5.7%	19,230	4.3%
1.0 - 1.5	Default/Workout	343	0.1%	1,606	0.4%
Total		$518,433	100.0%	$443,219	100.0%

As of June 30, 2021, and in line with the first quarter of 2021, the Company’s loan and equipment financing investments had a weighted average risk rating score of 3.1.

Liquidity and Capital Resources

As of June 30, 2021, the Company had approximately $107.7 million in available liquidity, including $19.1 million in cash and cash equivalents. At the end of the period, the Company had $88.6 million in available borrowing capacity under its credit facility subject to existing terms and advance rates and regulatory and covenant requirements.

As of June 30, 2021, Trinity's leverage was approximately 64.5% as compared to 60.8% as of March 31, 2021. The increase in the leverage ratio was attributable to borrowings under the Company’s credit facility.

Distributions

Trinity Capital’s distribution reinvestment plan provides for the reinvestment of dividends in the form of common stock on behalf of its stockholders unless a stockholder has elected to receive dividends in cash.

On June 15, 2021, the Company’s Board of Directors declared a dividend of $0.29 per share with respect to the quarter ended June 30, 2021, which was paid on July 15, 2021, to shareholders of record as of June 30, 2021.

Portfolio Company M&A Activity

As of August 4, 2021, Trinity held equity investments in two portfolio companies that recently completed mergers with special purpose acquisition companies (“SPACs”).

In July 2021, Lucid, Inc. (formerly Atieva, Inc.), a luxury electric vehicle company, closed its merger with Churchill Capital IV Corp. (NYSE: CCIV) and commenced trading on Nasdaq (symbol: LCID). Trinity holds approximately 1.9 million shares of common stock in Lucid Motors as of August 4, 2021.

In July 2021, Matterport, Inc., a spatial data company, completed a merger with Gores Holding VI (NASDAQ: GHVI, GHVIU and GHVIW) and commenced trading on Nasdaq (symbol: MTTR). Trinity holds approximately 572,000 shares of common stock in Matterport as of August 4, 2021.

Conference Call

Trinity Capital will hold a conference call to discuss its second quarter 2021 financial results at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, August 5, 2021.

To listen to the call, please dial (877) 876-9176, or (785) 424-1670 internationally, and reference Conference ID: TRINQ221 if asked, approximately 10 minutes prior to the start of the call.

A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial 800-839-7410 or (402) 220-6067.

About Trinity Capital Inc.

Trinity Capital (Nasdaq: TRIN), an internally managed specialty lending company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is a leading provider of debt, including loans and equipment financing, to growth stage companies, including venture-backed companies and companies with institutional equity investors. Trinity's investment objective is to generate current income and, to a lesser extent, capital appreciation through investments consisting primarily of term loans and equipment financings and, to a lesser extent, working capital loans, equity and equity-related investments. Trinity believes it is one of only a select group of specialty lenders that has the depth of knowledge, experience, and track record in lending to growth stage companies.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties, including the impact of the COVID 19 pandemic on the economy, financial markets, our business, our portfolio companies and our industry. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission ("SEC"). The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release. More information on risks and other potential factors that could affect the Company's financial results, including important factors that could cause actual results to differ materially from plans, estimates or expectations included herein or on the webcast/conference call, is included in the Company's filings with the SEC, including in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's most recently filed annual report on Form 10-K and subsequent SEC filings.

Contact

Vibhor Garg
Director, Marketing
Trinity Capital, Inc.
vgarg@trincapinvestment.com

Trinity Capital, Inc.

Consolidated Statements of Assets and Liabilities

(dollars in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Investments at fair value:
Control investments (cost of $62,363 and $57,072, respectively)	$41,938	$48,730
Affiliate investments (cost of $13,001 and $20,653, respectively)	11,795	27,650
Non-control / Non-affiliate investments (cost of $499,191 and $420,611, respectively)	543,963	417,271
Total investments (cost of $574,555 and $498,336, respectively)	597,696	493,651
Cash and cash equivalents	19,124	44,656
Restricted cash	15,341	16,445
Interest receivable	4,065	3,468
Prepaid expenses	1,298	744
Other assets	3,923	744
Total assets	$641,447	$559,708

LIABILITIES
Credit Facility, net of $1,053 and $2,107, respectively, of unamortized deferred financing costs	$68,947	$132,893
2025 Notes, net of $4,168, and $4,697, respectively, of unamortized deferred financing costs	120,832	120,303
Convertible Notes, net of $2,786, and $3,448, respectively, of unamortized deferred financing costs and discount	47,214	46,552
Distribution payable	7,682	4,947
Security deposits	8,812	7,874
Accounts payable, accrued expenses and other liabilities	8,240	8,391
Total liabilities	261,727	320,960

Commitments and contingencies (Note 6)

NET ASSETS
Common stock, $0.001 par value per share (200,000,000 authorized, 26,491,274 and 18,321,274 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively)	26	18
Paid-in capital in excess of par	369,379	263,366
Distributable earnings/(accumulated loss)	10,315	(24,636)
Total net assets	379,720	238,748
Total liabilities and net assets	$641,447	$559,708
NET ASSET VALUE PER SHARE	$14.33	$13.03

Trinity Capital, Inc.

Consolidated Statement of Operations

(dollars in thousands except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
INVESTMENT INCOME:
Interest income:
Control investments	$1,266	$832	$2,572	$1,627
Affiliate investments	443	604	882	733
Non-Control / Non-Affiliate investments	16,405	12,004	31,004	21,894
Total interest income	18,114	13,440	34,458	24,254
Fee income:
Non-Control / Non-Affiliate investments	1,362	407	2,337	1,841
Total fee income	1,362	407	2,337	1,841
Total investment income	19,476	13,847	36,795	26,095

EXPENSES:
Interest expense and other debt financing costs	4,425	4,281	9,041	8,539
Compensation and benefits	3,370	1,690	7,366	3,079
Professional fees	570	700	1,216	1,180
General and administrative	1,031	415	1,838	827
Total expenses	9,396	7,086	19,461	13,625

NET INVESTMENT INCOME	10,080	6,761	17,334	12,470

NET REALIZED GAIN/(LOSS) FROM INVESTMENTS:
Control investments	—	—	—	—
Affiliate investments	1,491	—	—	—
Non-Control / Non-Affiliate investments	504	(2,002)	4,590	(2,884)
Net realized gain/(loss) from investments	1,995	(2,002)	4,590	(2,884)

NET CHANGE IN UNREALIZED APPRECIATION/(DEPRECIATION) FROM INVESTMENTS:
Control investments	(4,530)	1,342	(12,084)	(8,234)
Affiliate investments	(1,892)	(969)	(8,204)	(2,136)
Non-Control / Non-Affiliate investments	19,052	1,750	48,394	(11,799)
Net change in unrealized appreciation/(depreciation) from investments	12,630	2,123	28,106	(22,169)

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS BEFORE FORMATION COSTS	24,705	6,882	50,030	(12,583)
Costs related to the acquisition of Trinity Capital Holdings and Legacy Funds	—	—	—	(15,586)
NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$24,705	$6,882	$50,030	$(28,169)

NET INVESTMENT INCOME PER SHARE - BASIC AND DILUTED	$0.38	$0.37	$0.69	$0.69

NET INCREASE/(DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS PER SHARE - BASIC AND DILUTED	$0.93	$0.38	$2.00	$(1.57)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	26,478,747	18,074,929	25,024,925	17,959,728